Exhibit 99.1

PSB ANNOUNCES QUARTERLY EARNINGS OF $.88 PER SHARE
ON NET INCOME OF $1.4 MILLION

Wausau, Wisconsin [OTCQB:PSBQ] – Peter W. Knitt, President and CEO of PSB Holdings, Inc. (“PSB”) and Peoples State Bank (“Peoples”) reported September 2011 quarterly earnings of $.88 per share on net income of $1,394,000 compared to earnings of $.78 per share on net income of $1,226,000 during the most recent June 2011 quarter and $.85 per share on net income of $1,331,000 during the prior year September 2010 quarter.

President Knitt commented, “PSB’s steady profits continue to place it among the nation’s top community banks despite slowed loan growth and historically high loan delinquencies.  Compared to the most recent June 2011 quarter, September 2011 quarterly income benefited from a reduction in credit costs including loan loss provisions and foreclosure costs while income and other operating expense levels remained consistent.  We are pleased to continue steady earnings and building of capital during difficult banking conditions with our 6th consecutive quarter of annualized return on equity above 10% and our 7th consecutive quarter of increased tangible net book value per share.  Year to date, net income through September 30, 2011 of $3,905,000 is 14% greater than $3,420,000 seen during 2010.  However, continued slow economic conditions and recent actions by the Federal Reserve to lower long-term interest rates could pressure net interest margin lower or raise loan delinquencies during the remainder of 2011 while loan growth remains slow, negatively impacting net income.”

Financial Highlights:

❖	Record September 2011 quarterly earnings of $.88 per share and year to date earnings of $2.48 per share, up 3.5% and 13.2% over the prior year periods, respectively.

❖	Return on equity of 11.20% and 10.75% during the quarterly and year-to-date periods ended September 30, 2011, respectively.

❖	Tangible net book value of $31.60 per share, up 7.4% over September 2010.

❖	Total assets of $611 million at September 30, 2011, up $10 million during the quarter.

❖	Stable nonperforming loan portfolio of $14.4 million, including restructured loans accruing interest, compared to $14.3 million at June 30, 2011.

❖	Foreclosed assets of $3.4 million at September 30, 2011, down 30.6% since December 31, 2010.

❖	Increased regulatory total capital ratio of 14.92% at September 30, 2011 compared to the “well-capitalized” regulatory minimum of 10% and up from 13.90% at December 31, 2010.

Balance Sheet Changes

Total assets were $611.3 million at September 30, 2011 compared to $621.1 million at December 31, 2010 and $600.2 million at September 30, 2010.  Since the beginning of 2011, the decline in total assets has been led by a $19.7 million reduction in seasonal municipal non-maturity deposits.  However, a portion of this decline was offset by a $9.6 million increase in commercial demand deposits during the September 2011 quarter.  Since December 31, 2010, this deposit activity has been reflected in a $14.7 million decrease in federal fund sold to $15.8 million at September 30, 2011.

Year to date, loans receivable, net of reserves, increased $1.0 million, or 0.2%, to $432.8 million at September 30, 2011 compared to $431.8 million at December 31, 2010.  PSB’s organic local loan growth has been difficult for several quarters as economic conditions have lowered borrower demand for debt in our markets.  At September 30, 2011, wholesale funding including brokered and national deposits, FHLB advances, and other borrowings were $153.7 million, or 25.1% of total assets, compared to 25.1% of assets at December 31, 2010, and 27.3% of assets at September 30, 2010.

Asset Quality and Allowances for Loan Loss

PSB’s provision for loan losses was $360,000 in the September 2011 quarter compared to $430,000 in the most recent June 2011 quarter and $510,000 in the prior year September 2010 quarter.  In addition, loss on foreclosed assets was $66,000 in the September 2011 quarter compared to $278,000 in the June 2011 quarter and $156,000 in the September 2010 quarter.  Taken together, provision and foreclosure costs were $426,000 in the September 2011 quarter compared to $708,000 in the June 2011 quarter and $666,000 in the September 2010 quarter.  For the nine months ended September 30, total provision and foreclosure costs were $1,789,000 in 2011 and $1,860,000 in 2010.  Foreclosure costs include partial write-downs of existing properties due to declining fair values, which year to date totaled $457,000 during 2011 and $155,000 in 2010.

Nonperforming assets are shown in the following table.

Non-Performing Assets as of	September 30,		December 31,
(dollars in thousands)	2011	2010	2010

Nonaccrual loans (excluding restructured loans)	$5,931	$8,720	$7,127
Nonaccrual restructured loans	2,098	667	1,912
Restructured loans not on nonaccrual	6,357	–	2,383
Accruing loans past due 90 days or more	–	–	–

Total nonperforming loans	14,386	9,387	11,422
Nonaccrual trust preferred investment security	750	–	–
Foreclosed assets	3,447	5,754	4,967

Total nonperforming assets	$18,583	$15,141	$16,389

Nonperforming loans as a % of gross loans	3.26%	2.14%	2.60%
Total nonperforming assets as a % of total assets	3.04%	2.52%	2.64%

Total nonperforming loans increased $3.0 million since December 31, 2010 despite a $1.0 million reduction in nonaccrual loans due to addition of $4.0 million in troubled debt restructured loans maintained on accrual status but classified above as nonperforming loans.  At September 30, 2011, 75% of restructured loan principal remained on accrual status compared to 77% of restructured loan principal at June 30, 2011.  The decline in nonaccrual loans benefited from $1.3 million in gross charge-offs during the nine months ended September 30, 2011.  The most significant charge-off during 2011 included $700,000 related to a customer line of credit secured by building supply inventory and accounts receivable previously disclosed in the 2010 Annual Report on Form 10-K.  This charge-off was previously provided for by a $700,000 charge against earnings during the December 2009 quarter.

At September 30, 2011, all nonperforming assets aggregating to $500,000 or more measured by gross principal outstanding per credit relationship (nine relationships) totaled $10.0 million before $1.0 million in specific reserves, representing 54% of total nonperforming assets.  At June 30, 2011, all nonperforming assets aggregating $500,000 or more (ten relationships) totaled $11.2 million before $1.1 million in specific reserves, representing 58% of all nonperforming assets.  At December 31, 2010, all nonperforming assets aggregating $500,000 or more (seven relationships) totaled $7.5 million before $0.9 million in specific reserves, representing 46% of nonperforming assets.

While PSB believes the most significant declines in general credit quality and the economy in its local markets have occurred, some borrowers continue to manage fragile cash flows and debt servicing ability as the economy has yet to sustain a meaningful recovery.  Such conditions are seen in the level of problem borrowers with restructured loan terms.  The longer significant recovery is delayed, the more difficult it will be for some borrowers to continue scheduled debt payments as previously unencumbered collateral is pledged for new working capital and balance sheet equity is drawn down, potentially increasing future provision for loan losses.  In light of these conditions, PSB expects to see an increase in borrowers requiring restructured loan terms.  In addition, foreclosed property may increase during the next several quarters as PSB works through ongoing collection and foreclosure actions.  A continued slow local economy impacts the value of collateral and foreclosed assets, potentially increasing losses on foreclosed borrowers and properties during the coming quarters.

Nonaccrual loans and restructured loans maintained on accrual status remain classified as nonperforming loans until the uncertainty surrounding the credit is eliminated.  In general, uncertainty surrounding the credit is eliminated when the borrower has displayed a history of regular loan payments using a market interest rate that is expected to continue as if a typical performing loan.  Some borrowers continue to make loan payments while maintained on non-accrual status.  PSB applies all payments received on nonaccrual loans to principal until the loan is returned to accrual status or repaid.  Total nonperforming assets as a percentage of total tangible common equity including the allowance for loan losses (often referred to as the “Texas Ratio”) was 32.82%, 30.61%, and 28.57% at September 30, 2011, December 31, 2010, and September 30, 2010, respectively.  For the purpose of this measurement, tangible common equity is equal to total common stockholders’ equity less mortgage servicing right assets.  The Texas Ratio increased at September 30, 2011 compared to prior periods from the addition of accrual basis restructured loans to total nonperforming loans.

Annualized net loan charge-offs were 0.14% and 0.16% during the quarters ended September 30, 2011 and 2010, respectively.  During the nine months ended September 30, annualized net loan charge-offs were 0.33% and 0.35% during 2011 and 2010, respectively.  At September 30, 2011, the allowance for loan losses was $8,019,000 or 1.82% of total loans (56% of nonperforming loans) compared to $7,960,000, or 1.81% of total loans (70% of nonperforming loans) at December 31, 2010, and $8,001,000, or 1.82% of total loans (85% of nonperforming loans) at September 30, 2010.

Capital and Liquidity

During the nine months ended September 30, 2011, stockholders’ equity increased $3,066,000 primarily from $3,905,000 in net income less $586,000 in dividends declared.  Net book value per share at September 30, 2011 was $31.60 compared to $29.85 at December 31, 2010, an increase of 5.9%.   Average common stockholders’ equity, excluding unrealized security gains and other comprehensive income was 7.62% of average assets during the nine months ended September 30, 2011 compared to 6.99% during the same period in 2010.

For regulatory purposes, the $7 million 8% senior subordinated notes maturing July 2019 and $7.7 million junior subordinated debentures maturing September 2035 reflected as debt on the Consolidated Balance Sheet are reclassified as Tier 2 and Tier 1 regulatory equity capital, respectively.  The floating rate payments required by the junior subordinated debentures have been hedged with a fixed rate interest rate swap resulting in a total annual interest cost of 4.42% through September 2017.  PSB was considered “well capitalized” under banking regulations at September 30, 2011.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs.  At September 30, 2011, unused (but available) wholesale funding were approximately $222 million, or 36% of total assets, compared to $211 million, or 34% of total assets at December 31, 2010.  Unused wholesale funding sources include federal funds purchased lines of credit, Federal Reserve Discount Window advances, FHLB advances, brokered and national certificates of deposit, and a holding company correspondent bank line of credit.  PSB’s ability to borrow funds on a short-term basis from the Federal Reserve Discount Window is an important part of its liquidity analysis.  Although PSB has no Discount Window amounts outstanding, approximately 45% of unused but available liquidity at September 30, 2011 and December 31, 2010 was represented by available Discount Window advances.  Discount Window advances are secured by performing commercial purpose loans pledged to the Federal Reserve.

Net Interest Margin

Tax adjusted net interest income totaled $5,051,000 (on net margin of 3.53%) during the September 2011 quarter compared to $5,051,000 in the June 2011 quarter and $ 5,220,000 in the September 2010 quarter.  Year to date, tax adjusted interest income was $15,062,000 in 2011 (on net margin of 3.52%) and $14,815,000 during 2010 (on net margin of 3.50%), an increase of $247,000.  Since June 2010, quarterly net interest income has remained in a range from $4,960,000 to $5,220,000 and net interest margin has remained in a range from 3.45% to 3.65%.  During this period, regular declines in loan and investment yields have been offset by declines in time deposit costs. Reinvestment yields for investment security cash flows remain very low and taxable securities yields are expected to continue to decline throughout 2011.  In addition, loan yields may decline significantly due to competitive pressures as competitors seek to increase loan originations while quality credit demand remains weak in addition to recent actions by the Federal Reserve to lower long-term rates.  PSB expects these factors to continue and may experience a decline in net interest income or net margin during upcoming quarters.

Noninterest and Fee Income

Total noninterest income for the quarter ended September 30, 2011 was $1,367,000, compared to $1,463,000 earned during the September 2010 quarter, a decrease of $96,000, or 6.6%.  A $51,000 decline in service fees (primarily lower overdraft fee income) was offset by a $60,000 increase in investment product sales commissions.  Although service fees in the September 2011 quarter declined from the prior year, they increased 6.9% from those in the June 2011 quarter, which could indicate the decline in overdraft income from 2010 regulatory changes has settled at current levels.  Mortgage banking declined $97,000 in the September 2011 quarter compared to the prior year.  Secondary market residential mortgage rates declined significantly during the September 2011 quarter resulting in a $103,000 impairment write-down to the mortgage servicing right asset, contributing to the decline in mortgage banking.  However, continued residential mortgage loan refinancing activity is expected to increase mortgage banking income during the December 2011 quarter.

Year to date, noninterest income totaled $3,961,000, up $110,000, or 2.9%, over the nine months ended September 2010.  An increase in mortgage banking of $63,000 partially offset a $109,000 reduction in service fees from lower overdraft fee income.  The remaining increase in noninterest income was from $196,000 in commissions earned on interest rate swaps sold to commercial loan customers during 2011, a new PSB product introduced during the year.

The provisions of the Dodd-Frank Wall Street Reform Act related to debit card interchange income, often referred to as the “Durbin Amendment,” become effective during the December 2011 quarter.  These changes will cap the amount of debit card interchange income that may be collected by large banks from merchants for processing card activity.  While the new rules technically do not apply to PSB as a smaller bank, the impacts are expected to become uniform for the industry over time as merchants use their new authority and options to process customer card activity across a wider number of providers.  In addition, recent changes made by PSB to eliminate the debit card usage requirement of its high yield Reward Checking account are expected to reduce customer debit card activity.  In general, the banking industry has begun to respond to lower debit card fee revenue by reducing customer account reward programs and related costs and increasing account service fees.  PSB continues to investigate the nature and timing of potential future retail checking account changes in response to the expected reduction of debit card income.  PSB expects noninterest income during 2012 to decline from levels seen during 2011 as mortgage banking loan originations trend lower and the impacts of new debit card interchange regulation are felt.

Operating Expenses

Noninterest expenses totaled $3,835,000 during the September 2011 quarter compared to $3,979,000 during the September 2010 quarter, a decrease of $144,000, or 3.6%.  The decline was the result of $90,000 lower loss on foreclosed assets and $58,000 reduction in FDIC insurance premiums during the September 2011 quarter compared to the prior year.  During 2011, certain Dodd-Frank Wall Street Reform Act rules became effective which placed a greater burden for FDIC insurance premiums on the nation’s largest banks, decreasing amounts due from smaller community banks, like PSB.

Year to date, noninterest expenses were $11,657,000 and $11,620,000 during the nine months ended September 30, 2011 and 2010, respectively, a increase of $37,000, or 0.3%.  However, as with the recent quarter, loss on foreclosed assets and changes in FDIC insurance premium expense have impacted year over year total noninterest expenses.

Excluding these costs, operating expenses totaled $10,621,000 in 2011 and $10,725,000 in 2010, a decline of $104,000, or 1.0%, primarily from lower occupancy and facilities expense.  Depreciation expense associated with PSB’s prior in-house computer system was classified as an occupancy expense.  During June 2010, PSB converted from the in-house system to a new service bureau data processing provider.  The new data processing contract allowed for a temporary contractual reduction in monthly service fees which expired during the September 2011 quarter.

During the September 2011 quarter, data processing expenses increased $44,000 primarily from increased outsourced data process costs associated with the new computer system as the contractual reduction period ended.  Data processing expenses are expected to increase a similar amount during the December 2011 quarter as PSB experiences a full quarter of regular contract pricing.  During the nine months ended September 30, 2011, data processing expenses increased $140,000, or 16.3%, compared to 2010 due to the new outsourced data processing system costs.  However, as noted previously, occupancy and facilities expense declined $196,000 during the year to date period compared to 2010 in part from lower computer equipment depreciation expense previously incurred with the prior in house computer system.

Prior to losses on foreclosed assets, total operating expenses during the past seven quarters have been contained in range of $3.6 million to $3.8 million per quarter.  PSB expects operating expenses prior to foreclosure costs to be in the top of this range during the upcoming December 2011 quarter from higher data processing costs and potentially higher employee benefit costs related to year-end incentive plans.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank.  Peoples is headquartered in Wausau, Wisconsin, operating eight full service retail and commercial locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties.  In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages.  More information concerning the operations and performance of PSB Holdings, Inc. may be found on the PSB investor relations website, www.psbholdingsinc.com.  PSB stock is traded on the Over the Counter Bulletin Board Exchange and the OTC Markets exchange under the symbol PSBQ.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release.  Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” and elsewhere in Item 1A of PSB’s Form 10-K for the year ended December 31, 2010.  PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

PSB Holdings, Inc.
Quarterly Financial Summary
(dollars in thousands, except per share data)

	Quarter ended – Unaudited
	September 30,	June 30,	March 31,	December 31,	September 30,
Earnings and dividends:	2011	2011	2011	2010	2010

Net income	$1,394	$1,226	$1,285	$1,334	$1,331
Basic earnings per share(3)	$0.89	$0.78	$0.82	$0.85	$0.85
Diluted earnings per share(3)	$0.88	$0.78	$0.82	$0.85	$0.85
Dividends declared per share(3)	$–	$0.37	$–	$0.36	$–
Net book value per share	$31.60	$30.95	$30.46	$29.85	$29.43
Semi-annual dividend payout ratio	n/a	23.33%	n/a	21.13%	n/a
Average common shares outstanding	1,574,456	1,573,954	1,572,825	1,564,297	1,564,297

Balance sheet – average balances:

Loans receivable, net of allowances	$434,031	$437,314	$431,139	$430,923	$438,111
Total assets	$602,088	$601,978	$617,818	$610,577	$604,298
Deposits	$452,225	$451,214	$463,773	$454,735	$459,265
Stockholders’ equity	$49,369	$48,978	$47,352	$47,219	$45,136

Performance ratios:

Return on average assets(1)	0.92%	0.82%	0.84%	0.87%	0.87%
Return on avg. stockholders’ equity(1)	11.20%	10.04%	11.01%	11.21%	11.70%
Average tangible stockholders’ equity
less accumulated other comprehensive
income (loss) to average assets(4)	7.84%	7.75%	7.29%	7.34%	7.11%
Net loan charge-offs to average loans(1)	0.14%	-0.01%	0.86%	0.26%	0.16%
Nonperforming loans to gross loans	3.26%	3.21%	2.21%	2.60%	2.14%
Allowance for loan losses to gross loans	1.82%	1.75%	1.66%	1.81%	1.82%
Nonperforming assets to tangible equity
plus the allowance for loan losses(4)	32.82%	35.03%	28.43%	30.61%	28.57%
Net interest rate margin(1)(2)	3.53%	3.57%	3.45%	3.53%	3.65%
Net interest rate spread(1)(2)	3.28%	3.34%	3.23%	3.27%	3.40%
Service fee revenue as a percent of
average demand deposits(1)	2.95%	3.05%	2.84%	3.01%	3.44%
Noninterest income as a percent of gross revenue	16.15%	14.40%	16.55%	17.03%	16.12%
Efficiency ratio(2)	59.75%	61.92%	62.18%	65.15%	59.54%
Noninterest expenses to average assets(1)	2.53%	2.58%	2.59%	2.80%	2.61%

Stock price information:

High	$25.00	$26.00	$27.00	$24.50	$25.00
Low	$23.15	$24.00	$22.10	$21.00	$19.64
Market value at quarter-end	$23.75	$24.26	$24.00	$23.00	$23.50

(1) Annualized
(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.
(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.
(4) Tangible stockholders’ equity excludes intangible assets and any preferred stock capital elements.

PSB Holdings, Inc.
Consolidated Statements of Income
	Three Months Ended		Nine Months Ended
(dollars in thousands,	September 30,		September 30,
except per share data – unaudited)	2011	2010	2011	2010

Interest and dividend income:
Loans, including fees	$6,140	$6,558	$18,296	$19,059
Securities:
Taxable	658	730	2,041	2,264
Tax-exempt	280	315	858	960
Other interest and dividends	17	9	56	16

Total interest and dividend income	7,095	7,612	21,251	22,299

Interest expense:
Deposits	1,375	1,702	4,200	5,372
FHLB advances	464	473	1,380	1,401
Other borrowings	162	169	494	568
Senior subordinated notes	142	141	425	425
Junior subordinated debentures	85	108	255	334

Total interest expense	2,228	2,593	6,754	8,100

Net interest income	4,867	5,019	14,497	14,199
Provision for loan losses	360	510	1,150	1,555

Net interest income after provision for loan losses	4,507	4,509	13,347	12,644

Noninterest income:
Service fees	436	487	1,223	1,332
Mortgage banking	278	375	984	921
Investment and insurance sales commissions	198	138	470	482
Net loss on sale and write-down of securities	–	–	–	(20)
Increase in cash surrender value of life insurance	103	103	311	307
Other noninterest income	352	360	973	829

Total noninterest income	1,367	1,463	3,961	3,851

Noninterest expense:
Salaries and employee benefits	2,210	2,233	6,311	6,343
Occupancy and facilities	384	431	1,249	1,445
Loss on foreclosed assets	66	156	639	305
Data processing and other office operations	375	331	1,001	861
Advertising and promotion	90	99	205	252
FDIC insurance premiums	59	117	397	590
Other noninterest expenses	651	612	1,855	1,824

Total noninterest expense	3,835	3,979	11,657	11,620

Income before provision for income taxes	2,039	1,993	5,651	4,875
Provision for income taxes	645	662	1,746	1,455

Net income	$1,394	$1,331	$3,905	$3,420
Basic earnings per share	$0.89	$0.85	$2.48	$2.19
Diluted earnings per share	$0.88	$0.85	$2.48	$2.19

PSB Holdings, Inc.
Consolidated Balance Sheets
September 30, 2011 unaudited, December 31, 2010 derived from audited financial statements
	September 30,	December 31,
(dollars in thousands, except per share data) – Unaudited	2011	2010
Assets

Cash and due from banks	$10,622	$9,601
Interest-bearing deposits and money market funds	1,207	227
Federal Funds sold	15,790	30,503

Cash and cash equivalents	27,619	40,331
Securities available for sale (at fair value)	60,987	55,273
Securities held to maturity (fair value of $51,929 and $51,662)	50,796	53,106
Other investments	2,484	2,484
Loans held for sale	274	436
Loans receivable, net of allowance for loan losses	432,758	431,801
Accrued interest receivable	2,103	2,238
Foreclosed assets	3,447	4,967
Premises and equipment, net	10,081	10,464
Mortgage servicing rights, net	1,154	1,100
Federal Home Loan Bank stock (at cost)	3,250	3,250
Cash surrender value of bank-owned life insurance	11,303	10,899
Other assets	5,026	4,744

TOTAL ASSETS	$611,282	$621,093

Liabilities

Non-interest-bearing deposits	$67,418	$57,932
Interest-bearing deposits	396,805	407,325

Total deposits	464,223	465,257

Federal Home Loan Bank advances	55,124	57,434
Other borrowings	21,745	31,511
Senior subordinated notes	7,000	7,000
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	5,702	5,469

Total liabilities	561,526	574,403

Stockholders’ equity

Preferred stock – no par value: Authorized – 30,000 shares	-	-
Common stock – no par value with a stated value of $1 per share:
Authorized - 3,000,000 shares
Issued – 1,751,431 shares; Outstanding – 1,574,456 shares	1,751
Issued – 1,751,431 shares; Outstanding – 1,564,297 shares		1,751
Additional paid-in capital	5,319	5,506
Retained earnings	45,293	41,974
Accumulated other comprehensive income	2,186	2,528
Treasury stock, at cost – 176,975 and 187,134 shares, respectively	(4,793)	(5,069)

Total stockholders’ equity	49,756	46,690

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$611,282	$621,093

PSB Holdings, Inc.
Average Balances and Interest Rates
Quarter Ended September 30,
	2011			2010
	Avg Bal	Interest	Yield/Rate	Avg Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$441,889	$6,180	5.55%	$445,979	$6,597	5.87%
Taxable securities	79,329	658	3.29%	73,053	730	3.96%
Tax-exempt securities(2)	32,431	424	5.19%	35,449	477	5.34%
FHLB stock	3,250	1	0.12%	3,250	–	0.00%
Other	10,544	16	0.60%	9,799	9	0.36%

Total (2)	567,443	7,279	5.09%	567,530	7,813	5.46%

Non-interest-earning assets:
Cash and due from banks	8,650			9,274
Premises and equipment, net	10,158			10,546
Cash surrender value insurance	11,238			10,732
Other assets	12,457			14,084
Allowance for loan losses	(7,858)			(7,868)

Total	$602,088			$604,298

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$122,878	$292	0.94%	$120,321	$327	1.08%
Money market deposits	96,702	202	0.83%	95,252	257	1.07%
Time deposits	174,069	881	2.01%	187,587	1,118	2.36%
FHLB borrowings	58,646	464	3.14%	57,434	473	3.27%
Other borrowings	21,745	162	2.96%	23,304	169	2.88%
Senior subordinated notes	7,000	142	8.05%	7,000	141	7.99%
Junior subordinated debentures	7,732	85	4.36%	7,732	108	5.54%

Total	488,772	2,228	1.81%	498,630	2,593	2.06%

Non-interest-bearing liabilities:
Demand deposits	58,576			56,105
Other liabilities	5,371			4,427
Stockholders’ equity	49,369			45,136

Total	$602,088			$604,298

Net interest income		$5,051			$5,220
Rate spread			3.28%			3.40%
Net yield on interest-earning assets			3.53%			3.65%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.
(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

PSB Holdings, Inc.
Average Balances and Interest Rates
Nine Months Ended September 30,
	2011			2010
	Avg Bal	Interest	Yield/Rate	Avg Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$441,970	$18,419	5.57%	$444,739	$19,180	5.77%
Taxable securities	79,709	2,041	3.42%	71,440	2,264	4.24%
Tax-exempt securities(2)	33,080	1,300	5.25%	36,109	1,455	5.39%
FHLB stock	3,250	3	0.12%	3,250	–	0.00%
Other	14,518	53	0.49%	10,633	16	0.20%

Total(2)	572,527	21,816	5.09%	566,171	22,915	5.41%

Non-interest-earning assets:
Cash and due from banks	8,356			9,223
Premises and equipment, net	10,279			10,441
Cash surrender value ins.	11,119			10,630
Other assets	12,811			13,352
Allowance for loan losses	(7,799)			(7,784)

Total	$607,293			$602,033

Liabilities & stockholders' equity
Interest-bearing liabilities:
Savings and demand deposits	$126,571	$877	0.93%	$121,725	$1,007	1.11%
Money market deposits	101,877	640	0.84%	94,240	831	1.18%
Time deposits	171,806	2,683	2.09%	186,402	3,534	2.53%
FHLB borrowings	57,327	1,380	3.22%	57,823	1,401	3.24%
Other borrowings	26,172	494	2.52%	24,562	568	3.09%
Senior subordinated notes	7,000	425	8.12%	7,000	425	8.12%
Junior sub. debentures	7,732	255	4.41%	7,732	334	5.78%

Total	498,485	6,754	1.81%	499,484	8,100	2.17%

Non-interest-bearing liabilities:
Demand deposits	55,492			54,494
Other liabilities	4,768			4,048
Stockholders’ equity	48,548			44,007

Total	$607,293			$602,033

Net interest income		$15,062			$14,815
Rate spread			3.28%			3.24%
Net yield on interest-earning assets			3.52%			3.50%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.
(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.